    As filed with the Securities and Exchange Commission on May 21, 2002

                                                        Registration No.

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   ----------

                           BOSTON LIFE SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                                    87-0277826
      (State or other jurisdiction of                     (I.R.S. Employer
      incorporation or organization)                     Identification No.)

                               137 Newbury Street
                                   8/th/ Floor
                           Boston, Massachusetts 02116
                                 (617) 425-0200
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                S. David Hillson
                      President and Chief Executive Officer
                           Boston Life Sciences, Inc.
                               137 Newbury Street
                                   8/th/ Floor
                           Boston, Massachusetts 02116
                                 (617) 425-0200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                Steven A. Wilcox
                                  Ropes & Gray
                             One International Place
                              Boston, MA 02110-2624
                                 (617) 951-7000

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                         Calculation of Registration Fee

------------------------------------------------------------------------------------------------------------
                                     Amount        Proposed maximum    Proposed maximum       Amount of
    Title of each class of            to be         offering price        aggregate          registration
 Securities to be registered      registered (1)      per unit (2)     offering price (2)        fee
------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value       2,367,773            $1.56            $3,693,726             $340

------------------------------------------------------------------------------------------------------------

(1) Shares of Common Stock which may be offered pursuant to this Registration Statement include 768,205 shares issuable upon the exercise of certain warrants (the "Warrants").

(2) In accordance with Rule 457 (c), the price shown is estimated solely for the purposes of calculating the registration fee, and is based upon the average of the reported high and low sales price of the Common Stock as reported on the Nasdaq National Market on May 16, 2002.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. We + + may not sell these securities or accept an offer to buy these securities +
+  until the registration statement filed with the Security and Exchange     +
+  Commission is effective. This prospectus is not an offer to sell these    +
+  securities, and we are not soliciting offers to buy these securities in   +
+  any state where the offer or sale is not permitted.                       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                       SUBJECT TO COMPLETION, May 21, 2002

                                   PROSPECTUS

                                2,367,773 Shares

                           Boston Life Sciences, Inc.

                                  Common Stock

                              --------------------


     These shares are being offered for sale by the selling stockholders listed on page 16. The selling stockholders may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters. The selling stockholders may also sell the common stock under Rule 144 of the Securities Act of 1933.

     The common stock is traded on the Nasdaq National Market under the symbol "BLSI". On May 20, 2002, the reported closing price of the common stock was $1.84 per share.

                              --------------------

     An investment in the shares offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 2 of this Prospectus.

                              --------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              --------------------

                  The date of this prospectus is         2002.

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
SUMMARY                                                                   1
RISK FACTORS .......................................................      2
USE OF PROCEEDS ....................................................     11
ISSUANCE OF COMMON STOCK AND WARRANTS TO SELLING SHAREHOLDERS ......     11
SELLING STOCKHOLDERS ...............................................     12
PLAN OF DISTRIBUTION ...............................................     13
LEGAL MATTERS ......................................................     15
EXPERTS ............................................................     15
AVAILABLE INFORMATION ..............................................     15
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ....................     16

                                     SUMMARY

     Boston Life Sciences, Inc. ("BLSI" or the "Company" or "We") is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic solutions for central nervous system ("CNS") diseases. The Company also has programs in cancer and autoimmune diseases. Products currently in development by BLSI include the ALTROPANE(TM) imaging agent, a radioimaging agent for the diagnosis of Parkinson's Disease ("PD") and Attention Deficit Hyperactivity Disorder ("ADHD"); Troponin I ("Troponin"), an anti-angiogenic factor for the treatment of solid tumor metastases; Inosine and Axogenesis Factor 1 ("AF-1"), for the potential treatment of stroke and spinal cord injury; PD therapeutic compounds, for the treatment of PD; C-MAF, transcription factors that may control the expression of molecules associated with autoimmune disease and allergies; and the FLOURATEC(TM) imaging agent, a "second generation" technetium-based compound for the diagnosis of PD. All technologies currently under development were invented or discovered by researchers working at Harvard University and its affiliated hospitals ("Harvard and its Affiliates") and have been licensed to us. Our principal executive offices are located at 137 Newbury Street, 8th Floor, Boston, Massachusetts 02116, and the telephone number is (617) 425-0200. We expect to relocate our offices to 20 Newbury Street, Boston, Massachusetts 02116 by the end of the second quarter of 2002.

     Our overall corporate strategy is to in-license early-stage technologies from academic research centers, predominately Harvard University and its affiliated hospitals ("Harvard and its Affiliates"), and to develop those technologies within the academic laboratory through the "proof of principle" stage. We then "extract" these potential products from the academic laboratory and continue to develop these products through the Investigational New Drug ("IND") and clinical trials, with the goal of obtaining marketing approval for each of the selected technologies. Finally, corporate marketing and/or development partnerships are sought after in a manner that strategically fits with the Company's overall goal of building shareholder value.

     We currently outsource all of our research and development, preclinical and clinical activities for all of our products, with the exception of limited manufacturing capability for Troponin, and we expect to continue to outsource these activities in the future.

                                  RISK FACTORS

     Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. This prospectus, including the documents incorporated by reference, contains forward-looking statements that involve risks or uncertainties. Actual events or results may differ materially from those discussed in this prospectus. Factors that could cause or contribute to such differences include the factors discussed below as well as those discussed elsewhere in this prospectus and in our filings with the Securities and Exchange Commission ("SEC").

We are a development stage company, we have always had losses from our operations and we expect future losses. We will never be profitable unless we develop, and obtain regulatory approval and market acceptance of, our product candidates.

     We are a development stage company and have always had losses from our operations. We have never generated revenues from product sales and we do not currently expect to generate revenues from product sales for at least the next twelve months, and probably longer. There can be no guarantee that we will ever generate revenues or operating profits, or that if we do generate revenues or operating profits, that we will be able to continue to do so.

     As of March 31, 2002, we have incurred total net losses since inception of approximately $78 million. To date, we have dedicated most of our financial resources to the research and development of our product candidates, preclinical compounds, and other technologies (which we collectively refer to in this prospectus as our "technologies"), general and administrative expenses and costs related to obtaining and protecting patents. We expect to incur significant operating losses for at least the next eighteen months, and probably longer, primarily due to the continued expenditures necessary to support progress of our research and development programs, including preclinical studies and clinical trials.

     Our ability to generate revenue and operating income in the future will depend on many factors including:

     . The progress of our research and development activities and our clinical trials, and the degree to which we encounter the problems, delays, and other complications frequently experienced by development stage biotechnology companies;

     . Our ability to successfully negotiate economically feasible collaborative research, manufacturing, marketing and/or other agreements, and subsequently meet the terms of such agreements;

     . The cost and timing of, and success in, obtaining FDA and other regulatory approvals of our products;

     . The cost of protecting our patent claims and other intellectual property rights;

     . Manufacturing costs and the market acceptance of our products at prices sufficient to generate adequate profits; and

     . Competing technologies and changes in economic, regulatory or competitive conditions of the pharmaceutical and biotechnology industry.

We will likely require additional funding in the future in order to continue our business and operations as currently conducted. If we are unable to secure such funding on acceptable terms, we may need to significantly reduce or even cease one or more of our research or development programs, or we may be required to obtain funds through arrangements with others that may require us to surrender rights to some or all of our technologies.

     We spend a significant amount for research and development, including preclinical studies and clinical trials of our technologies. We believe that the cash, cash equivalents, and investments available at March 31, 2002 will provide sufficient working capital to meet our anticipated expenditures for the next twelve months. Thereafter, we may need to raise substantial additional capital if we are unable to generate sufficient revenue from product sales or through collaborative arrangements with third parties. To date, we have always experienced negative cash flows from operations and have funded our operations primarily from equity financings. If adequate funds are not readily available, we may need to significantly reduce or even cease one or more of our research or development programs. Alternatively, to secure such funds, we may be required to enter financing arrangements with others that may require us to surrender rights to some or all of our technologies. If the results of our current or future clinical trials are not favorable, it may negatively affect our ability to raise additional funds. If we are successful in obtaining additional equity financing, the terms of such financing will have the effect of diluting the holdings and the rights of our stockholders. Estimates about how much funding will be required are based on a number of assumptions, all of which are subject to change based on the results and progress of our research and development activities.

Our technologies and product candidates are in the early stages of development and may not result in marketed products at all.

     Successful research and product development in the biotechnology industry is highly uncertain, and very few research and development projects produce a commercial product. Product candidates that appear promising in the early phases of development, such as in preclinical study or in early human clinical trials, may fail to reach the market for a number of reasons, such as:

     . The product candidate fails to demonstrate safety and efficacy in pivotal clinical trials even though it demonstrated positive preclinical or early-stage clinical trial results;

     . The necessary regulatory bodies (such as the FDA) fail to approve the product candidate;

     . The product candidate cannot be manufactured by or for us on an economic basis;

     . Other companies or people possess proprietary rights that prevent our product candidate from being marketed and they will not provide us with a license on reasonable terms, or at all; or

     . The product candidate is not cost effective in light of existing drugs.

     With the exception of the ALTROPANE(TM) imaging agent, all of our technologies and early-stage product candidates are in preclinical development and we have not yet submitted INDs for these product candidates which will be required before we can begin clinical trials in the United States. We may not submit INDs for these candidates as planned and the FDA may not permit us to proceed with clinical trials. We may abandon further development efforts before the products reach clinical trials. We do not know what the cost to manufacture these products in commercial quantities will be, or the dose required to treat patients. We do not know whether any of these product candidates ultimately will be shown to be safe and effective. If we are unable to successfully develop and commercialize our technologies and early-stage product candidates, our business and results of operations will be adversely affected.

If we are unable to secure adequate patent protection for our technologies, then we may not be able to compete effectively as a biotechnology company.

     At the present time, we do not have patent protection for all uses of our technologies. There is significant competition in our primary scientific areas of research and development including CNS disorders, cancer, and certain autoimmune diseases. Such competitors will seek patent protection for their technologies, and such patent applications or rights might conflict with the patent protection that we are seeking for our technologies. If we do not obtain patent protection for our technologies, or if others obtain patent rights that block our ability to develop and market our technologies, our business prospects may be significantly and negatively affected. Further, even if patents can be obtained, there can be no guarantee that these patents will provide us with any competitive advantage.

     Our patent strategy is to obtain broad patent protection, in the U.S. and in major developed countries, for our technologies and their related medical indications. The patent application and issuance process generally takes at least several years and is usually very expensive without any guarantee that a patent will be issued. In many cases, our know-how and technology may not be patentable. Risks associated with protecting our patent and proprietary rights include the following:

     . Our ability to protect our technologies could be delayed or negatively affected if the United States Patent and Trademark Office (the "USPTO") requires additional experimental evidence that our technologies work;

     . Our competitors may develop similar technologies or products, or duplicate any technology developed by us;

     . Our competitors may develop products which are similar to ours but which do not infringe on our patents or products, or a third party may successfully challenge one or more of our patents in an interference or litigation proceeding;

     . Our patents may infringe on the patents or rights of other parties which may decide not to grant a license to us. We may have to change our products or processes, pay licensing fees or stop certain activities because of the patent rights of third parties which could cause additional unexpected costs and delays;

     . Patent law in the fields of healthcare and biotechnology is still evolving and future changes in such laws might conflict with our existing or future patent rights, or the rights of others;

     . Our collaborators, employees and consultants may breach the confidentiality agreements that we enter to protect our trade secrets and proprietary know-how. We may not have adequate remedies for such breach; and

     . There may be disputes as to the ownership of technological information developed by consultants, scientific advisors or other third parties which may not be resolved in our favor.

We are dependent on expert advisors and institutional collaborations.

     Most biotechnology and pharmaceutical companies have established internal research and development programs, including their own facilities and employees which are under their direct control. By contrast, until recently, when we initiated limited internal research capability, we have always outsourced all of our research and development, preclinical and clinical activities. As a result, we are dependent upon our network of expert advisors, including the individuals who serve on our Scientific Advisory Board, and our collaborations with key medical and research institutions for the development of our technologies. These expert advisors are not our employees but provide us with important information and knowledge that may enhance our product development strategies and plans. Our collaborations with key medical and research institutions are important for some of the testing and evaluation of our technologies. The loss of relationships with our expert advisors or medical and research institutions could harm our ability to develop our technologies.

     We cannot control the amount and timing of resources our advisors and collaborators devote to our programs or technologies. Our advisors and collaborators may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. If any of our advisors or collaborators were to breach or terminate their agreement with us or otherwise fail to conduct their activities successfully and in a timely manner, the preclinical or clinical development or commercialization of our technologies or our research programs could be delayed or terminated. Any such delay or termination could have a material adverse effect on our business, financial condition or results of operations.

     Disputes may arise in the future with respect to the ownership of rights to any technology developed with our advisors or collaborators. These and other possible disagreements could lead to delays in the collaborative research, development or commercialization of our technologies, or could require or result in litigation to resolve. Any such event could have a material adverse effect on our business, financial condition or results of operations.

     Our advisors and collaborators sign agreements that provide for confidentiality of our proprietary information. We cannot provide assurance that we will be able to maintain the confidentiality of our technology and other confidential information in connection with every advisory or collaboration arrangement, and any unauthorized dissemination of our confidential information could have a material adverse effect on our business, financial condition or results of operations. Further, there can be no assurance that any of these advisors or collaborators will not enter into an employment or consulting arrangement with one or more of our competitors.

If we are unable to maintain our key working relationships with Harvard and its Affiliates, we may not be successful since substantially all of our current technologies were licensed from, and most of our research and development activities were performed by, Harvard and its Affiliates.

     Historically, we have been heavily dependent on our relationship with Harvard and its Affiliates because substantially all of our technologies were licensed from, and most of our research and development activities were performed by, Harvard and its Affiliates. Now that a portion of our early-stage research at Harvard and its Affiliates has yielded an identified product in each area of research, we have begun and expect to continue to conduct much of our later stage development work and all of our formal preclinical and clinical programs outside of Harvard and its Affiliates. Nevertheless, the originating scientists still play important advisory roles. Each of our collaborative research agreements is managed by a sponsoring scientist and/or researcher who has his or her own independent affiliation with Harvard and its Affiliates.

     Universities and other not-for-profit research institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed. There can be no guarantee that we will be able to obtain new technologies from Harvard and its affiliates or that we can continue to meet our obligations under existing arrangements.

If we are unable to retain our key personnel and/or recruit additional key personnel in the future, then we may not be able to operate effectively.

     Our success depends significantly upon our ability to attract and retain highly qualified scientific and management personnel who are able to formulate, implement and maintain the operations of a biotechnology company such as ours. As an example, Marc E. Lanser, our Chief Scientific Officer, was formerly on the staff of, and maintains close affiliations with Harvard Medical School and its affiliates. Substantially all of our technologies were licensed from Harvard and its Affiliates. Our past ability to secure these licenses and to enter into sponsored research and development agreements with Harvard was enhanced by Dr. Lanser's affiliations and familiarity with the Harvard Medical School and its affiliates.

     We currently outsource most of our research and development, preclinical and clinical activities. If we decide to increase our internal research and development capabilities for any of our technologies, we may need to hire additional key management and scientific personnel to assist the limited number of employees that we currently employ. There is significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. If we fail to attract such personnel, it could have a significant negative effect on our ability to develop our technologies. There can be no guarantee that we will be successful in hiring or retaining the personnel that may be required for such activities in the future.

If we are unable to establish, maintain and rely on new collaborative relationships, then we may not be able to successfully develop and commercialize our technologies.

     To date, our operations have primarily focused on the pre-clinical development of most of our technologies, as well as conducting clinical trials for certain of our technologies. During the next eighteen months, we currently expect that the continued development of our technologies will result in the initiation of additional clinical trials, and the market introduction of any product for which regulatory approval is obtained. We expect that these developments will require us to establish, maintain and rely on new collaborative relationships in order to successfully develop and commercialize our technologies. There is no certainty that:

     . We will be able to enter into such collaborations on economically feasible and otherwise acceptable terms and conditions;

     . That such collaborations will not require us to undertake substantial additional obligations or require us to devote additional resources beyond those we have identified at present;

     . That any of our collaborators will not breach or terminate their agreement with us or otherwise fail to conduct their activities on time, thereby delaying the development or commercialization of the technology for which the parties are collaborating; and

     . The parties will not dispute the ownership rights to any technologies developed under such collaborations.

     If we are not able to establish or maintain the necessary collaborative arrangements, we will need more money to research and develop technologies on our own and we may encounter delays in introducing our products.

Because the current environment of rapid technological change requires significant financial, technical and marketing resources to successfully develop and market products, some of our competitors may have an advantage in developing and marketing products.

     The biotechnology and pharmaceutical industries are highly competitive and are dominated by larger, more experienced and better capitalized companies. Such greater experience and financial strength may enable them to bring their products to market sooner than us, thereby gaining the competitive advantage of being the first to market. Research on the causes of, and possible treatments for diseases for which we are trying to develop therapeutic or diagnostic products, including cancer, PD, ADHD, CNS disorders and certain autoimmune diseases, are developing rapidly, and there is a potential for extensive technological innovation in relatively short periods of time. There can be no assurance that we will be able to keep pace with any new technological developments. Factors affecting our ability to successfully manage the technological changes occurring in the biotechnology and pharmaceutical industries as well as our ability to successfully compete include:

     . Many of our potential competitors have significantly greater experience than we do in completing preclinical and clinical testing of new pharmaceutical products and obtaining FDA and other regulatory approvals of products;

     . We compete with a number of pharmaceutical and biotechnology companies which have financial, technical and marketing resources significantly greater than ours; and

     . Companies with established positions and prior experience in the pharmaceutical industry may be better able to develop and market products for the treatment of those diseases for which we are trying to develop products.

If our technologies are unable to successfully complete, or are adversely effected by, the extensive regulatory process, then we may not be able to market our products and technologies.

     Our technologies must undergo a rigorous regulatory approval process which includes extensive preclinical and clinical testing to demonstrate safety and efficacy before any resulting product can be marketed. To date, neither the FDA nor any of its international equivalents has approved any of our technologies for marketing. In the biotechnology industry, it has been estimated that less than five percent of the technologies for which clinical efforts are initiated ultimately result in an approved product. The clinical trial and regulatory approval process can require many years and substantial cost, and there can be no guarantee that our efforts will result in an approved product.

     Our activities are regulated by a number of government authorities in the United States and other countries, including the FDA pursuant to the Federal Food, Drug, and Cosmetic Act. The FDA regulates pharmaceutical products, including their testing, manufacturing and marketing. Data obtained from testing is subject to varying interpretations which can delay, limit or prevent FDA approval. Risks associated with the regulatory approval process include:

     . Obtaining FDA clearances is time-consuming and expensive, and there is no guarantee that such clearances will be granted or that the FDA review process will not involve delays that significantly and negatively affect our products. We may encounter similar delays in foreign countries;

     . Regulatory clearances may impose significant limitations on the uses for which any approved products may be marketed;

     . Any marketed product and its manufacturer are subject to periodic reviews and audits, and any discovery of previously unrecognized problems with a product or manufacturer could result in suspension or limitation of approvals; and

     . Changes in existing regulatory requirements could prevent or affect the timing of our ability to achieve regulatory compliance. Federal and state laws, regulations and policies may be changed with possible retroactive effect, and how these rules actually operate can depend heavily on administrative policies and interpretations over which we have no control or inadequate experience to assess their full impact upon our business.

If we are unable to obtain adequate insurance coverage and reimbursement levels for any of our products which are approved and enter the market, then they may not be accepted by physicians and patients.

     Substantially all biotechnology products are distributed to patients by physicians and hospitals, and in most cases, such patients rely on insurance coverage and reimbursement to pay for some or all of the cost of the product. In recent years, the continuing efforts of government and third party payers to contain or reduce health care costs have limited, and in certain cases prevented, physicians and patients from receiving insurance coverage and reimbursement for medical products, especially newer technologies. Our ability to generate adequate revenues and operating profits could be adversely affected if such limitations or restrictions are placed on the sale of our products. Specific risks associated with medical insurance coverage and reimbursement include:

     . Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payers are increasingly challenging the prices charged for medical products and services;

     . There can be no guarantee that adequate insurance coverage will be available to allow us to charge prices for products which are adequate for us to realize an appropriate return on our cost for developing these technologies. If adequate coverage and reimbursement are not provided for use of our products, the market acceptance of these products will be negatively affected;

     . Health maintenance organizations and other managed care companies may seek to negotiate substantial volume discounts for the sale of our products to their members thereby reducing our profit margins; and

     . In recent years, bills proposing comprehensive health care reform have been introduced in Congress that would potentially limit pharmaceutical prices and establish mandatory or voluntary refunds. There can be no guarantee that such proposals will not negatively affect us. It is uncertain if any legislative proposals will be adopted and how federal, state or private payers for health care goods and services will respond to any health care reforms.

We have limited manufacturing capacity and marketing experience and expect to be heavily dependent upon third parties to manufacture and market approved products.

     We currently have limited manufacturing facilities for either clinical trial or commercial quantities of any of our technologies and currently have no plans to obtain additional facilities. To date, we have obtained the limited amount of quantities required for preclinical and clinical trials from contract manufacturing companies. We intend to continue using contract manufacturing arrangements with experienced firms for the supply of material for both clinical trials and any eventual commercial sale, with the exception of Troponin, which we presently plan to produce in our facility in Baltimore, Maryland.

     We will depend upon third parties to produce and deliver products in accordance with all FDA and other governmental regulations. For example, with respect to our most advanced product candidate, the ALTROPANE(TM) imaging agent, we have entered into an agreement with, and are highly dependent upon, MDS Nordion. The agreement provides for MDS Nordion to manufacture the ALTROPANE(TM) imaging agent for our future clinical trials and, if the drug is approved, for commercial supply. The agreement also provides that MDS Nordion will compile and prepare the information regarding manufacturing that will be a required component of any NDA we file for the ALTROPANE(TM) imaging agent in the future. There can be no guarantee that MDS Nordion or any similar parties will consistently perform their obligations in a timely fashion and in accordance with the applicable regulations. There can be no guarantee that we will be able to contract with manufacturers who can fulfill our requirements for quality, quantity and timeliness, or that we would be able to find substitute manufacturers, if necessary. The failure by any third party to perform their obligations may delay clinical trials, the commercialization of products, and the ability to supply product for sale.

     We do not have any experience in marketing pharmaceutical products. In order to earn a profit on any future product, we will be required to either enter into arrangements with third parties with respect to marketing the products or internally develop such marketing capability. There can be no assurance that we will be able to enter into marketing agreements with others on acceptable terms, or that we can successfully develop such capability on our own.

We have options and warrants outstanding which, when exercised or converted, may cause dilution to our stockholders.

     As of March 31, 2002, options and warrants to purchase approximately 9.2 million shares of our common stock were outstanding at exercise prices ranging from $0.63-$15.00 per share. Approximately 3.0 million of these previously granted options and warrants have exercise prices of $3.00 per share and below, and approximately 6.2 million have exercise prices above $3.00 per share. Approximately 1.9 million warrants contain anti-dilution provisions that will decrease the exercise price of these instruments if we sell common stock at a price below the exercise price of these warrants, with some limited exceptions. Of these 1.9 million warrants, 1.7 million warrants contain additional provisions that could result in the Company issuing additional warrants to these warrant holders if we sell common stock at a price below the exercise price of these warrants. Approximately 500,000 warrants contain a provision that will decrease the exercise price of these instruments, if, on the second anniversary of the original transaction, the market price of our common stock is less than the exercise price on such date. In addition, the Company is also obligated to issue to the same warrantholder additional warrants in an amount equal to 9.9% of the increase in common stock outstanding through June 30, 2004, provided that the total number of such additional warrants cannot exceed 240,000. Any of the foregoing provisions could motivate the holders of these instruments, to sell our common stock short in the public market, which could negatively affect our stock price. The exercise of our options and warrants will dilute the percentage ownership interest of our current stockholders. In addition, the terms upon which we would be able to obtain additional money through the sale of our stock may be negatively affected by the existence of these warrants and options, because new investors may be concerned about the impact upon the future market price of the stock if these warrants and options were consistently exercised and the underlying stock sold.

Our stock price may continue to be volatile and can be effected by factors unrelated to our business and operating performance.

     The market prices for securities of biotechnology and emerging pharmaceutical companies in general have been highly volatile and may continue to be highly volatile in the future. The stock market has from time to time experienced extreme price and volume fluctuations that have affected the market prices for biotechnology and emerging pharmaceutical companies. These price and volume fluctuations have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

     . Announcements of technological innovations or new commercial products by our competitors or us;

     .    Announcements in the scientific and research community;

     .    Developments concerning proprietary rights, including patents;

     . Delay or failure in initiating, conducting, completing or analyzing clinical trials or problems relating to the design, conduct or results of these trials;

     .    Developments concerning our collaborations;

     . Publicity regarding actual or potential medical results relating to products under development by our competitors or us;

     . Conditions and publicity regarding the life sciences industry generally;

     .    Regulatory developments in the U.S. and foreign countries;

     .    Period-to-period fluctuations in our financial results;

     . Differences in actual financial results versus financial estimates by securities analysts and changes in those estimates; and

     .    Litigation.

     Securities class action litigation is often initiated against companies following periods of volatility in the market price of the companies' securities. Engaging in securities litigation could result in substantial costs for us and divert management's attention and resources, potentially resulting in serious harm to our business. If securities litigation against us is successful, we could incur significant costs or damages.

We have implemented anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

     Provisions of our shareholder rights plan, our amended and restated certificate of incorporation and our bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. If a change of control is delayed or prevented the market price of our common stock could suffer.

                                 USE OF PROCEEDS

     The net proceeds from the sale of the securities will be received by the selling stockholders. We will not receive any proceeds from the sale of the securities by the selling stockholders.

                      ISSUANCE OF COMMON STOCK AND WARRANTS
                             TO SELLING SHAREHOLDERS

     The following is a summary description of our issuance of the common stock and warrants which are exercisable by the selling stockholders for common stock being offered pursuant to this prospectus.

     In April 2002, the Company entered into a consulting agreement with Alexandros Partners LLC. Under the terms of the agreement, the Company issued warrants to purchase 25,000 shares of common stock, which are exercisable in April 2002 at an exercise price of $2.00 per share, as partial compensation for the services to be provided by Alexandros Partners LLC. The warrants expire in April 2007. In addition, subject to certain exceptions, the exercise price of the warrants will be reduced if the Company issues to the holders of its common stock certain dividends.

     In March 2002, the Company issued an aggregate of 1,599,568 shares of common stock and warrants to purchase a total of 399,892 shares of our common stock to certain selling stockholders in exchange for $3,439,071 in gross proceeds. The warrants are exercisable to purchase 399,892 shares of common stock at an exercise price of $2.75 per share. The warrants are currently exercisable and expire in March 2007. In addition, subject to certain exceptions, the exercise price of the warrants will be reduced if the Company issues to the holders of its common stock certain dividends.

     In March 2002, the Company issued 157,557 and 15,756 warrants to purchase common stock at $2.75 per share to Brimberg & Co., L.P. and Celia Kupferberg, respectively, who assisted the Company with the March 2002 financing. The warrants are currently exercisable and expire in March 2007. In addition, subject to certain exceptions, the exercise price of the warrants will be reduced if the Company issues to the holders of its common stock certain dividends.

     In June 2001, the Company entered into an agreement with Pictet Global Sector Fund-Biotech ("Pictet") whereby Pictet agreed to defer the effective date of the reset provision contained in its existing 500,000 warrants (300,000 exercisable at $8.00 per share and 200,000 exercisable at $10.00 per share) until June 30, 2002, at which time the exercise price will be reset to the lower of (x) the weighted average sales price per share for the 20 trading days ending on June 1, 2001 and (y) the greater of (i) the weighted average sales price per share of common stock for the 20 trading days ending on June 30, 2002 and (ii) $3.00. In addition, the agreement provided that in the event of any reorganization, reclassification, consolidation, merger or similar transaction involving the Company prior to June 30, 2002, the exercise price of the warrants will be deemed to be $3.00 per share. In return, the Company issued 160,000 additional new warrants exercisable at $3.40 per share to Pictet and is also obligated to issue additional warrants in an amount equal to 9.9% of the increase in common stock outstanding from June 25, 2001 through June 30, 2004, provided that the total number of such additional warrants cannot exceed 240,000. The five-year warrants are exercisable upon issuance. In addition, subject to certain exceptions, the exercise price of the warrants will be reduced if the Company issues to the holders of its common stock certain dividends.

     In October 2001, the Company entered into a consulting agreement with Robert Licho. Under the terms of the agreement, the Company issued warrants to purchase 10,000 shares of common stock, which are exercisable in October 2002, at an exercise price of $1.90 per share as partial compensation for the services to be provided by Robert Licho. The warrants expire in October 2011. In addition, subject to certain exceptions, the exercise price of the warrants will be reduced if the Company issues to the holders of its common stock certain dividends.

                              SELLING STOCKHOLDERS

     The number of shares registered in the registration statement of which this prospectus is a part and the number of shares offered in this prospectus represents our bona fide estimate of the number of shares issuable upon exercise of the warrants. The number of shares that will ultimately be issued to the selling stockholders cannot be determined at this time because it depends on (1) whether the holders of the warrants exercise their warrants, (2) the exercise price of the warrants at the time of exercise of the warrants.

     The table below sets forth information regarding ownership of our common stock by the selling stockholders and the number of shares that may be sold by them, or their permitted pledges, donees, transferees or other permitted successors in interest, under this prospectus. The number of shares set forth in the table as being held by the selling stockholders includes the number of shares of common stock that are issuable upon exercise of the warrants described above as of March 12, 2002. Because the selling stockholders may offer all or some portion of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders upon termination of the offering. The selling stockholders may sell all, part, or none of the shares listed. With the exception of E. Christopher Palmer, none of the selling stockholders has had any position, office or other material relationship with the Company, other than as a security holder, during the past three years.

                                                                                          Securities Owned
                       Securities Owned Prior to Offering                                After Offering (1)
---------------------------------------------------------------------------------  -------------------------------
                                                     Shares of
                                      Shares of      Common Stock    Percent of       Number of
         Name of Selling               Common          Offered         Common         Shares of      Percent of
           Shareholder                Stock (3)       Hereby (3)      Stock (1)     Common Stock    Common Stock
---------------------------------- ---------------- --------------- -------------  ---------------- --------------
Gerald & Mona Levine                    58,140          58,140            *               0               *
Ingalls & Snyder LLC                   625,000         625,000         2.78%              0               *
Gainesborough LLC                      290,700         290,700         1.30%              0               *
Garret G. Thunen & Carol Thunen         87,500          87,500            *               0               *
Anthony Low-Beer IRA                    31,250          31,250            *               0               *
Paris Nikolaides                        25,000          25,000            *               0               *
Aeolian Investment Fund                125,000         125,000            *               0               *
Konstantine Papatheodorou               25,000          25,000            *               0               *
GDH Partners, LP                       195,375(9)      145,375            *          50,000               *
Kurt A. Dasse                           11,625          11,625            *               0               *
John N. Hatsopoulos                    145,375         145,375            *               0               *
Paul Potamianos                         29,070          29,070            *               0               *
Christos Ioannides                      31,965          31,965            *               0               *
Anthony S. Loumidis                     20,000          20,000            *               0               *
Costas Markides                         29,070          29,070            *               0               *
KSH Strategic Investment Fund
 I, LP                                  58,140          58,140            *               0               *
Peter S. Lynch and Carolyn A.
 Lynch JROS                             62,500          62,500            *               0               *
The Lynch Foundation                   112,500         112,500            *               0               *

Peter and Carolyn Lynch
 Charitable Remainder Trust             43,750       43,750            *                 0        *
Thomas F. and Evelyn S. Widmer          12,500       12,500            *                 0        *
Boston Private Bank & Trust
 Company FBO E. Christopher
 Palmer IRA **                         232,216 (5)   30,000         1.03%          202,216 (7)    *
Alexandros Partners LLC                 25,000 (4)   25,000 (4)        *                 0        *
Celia Kupferberg                        15,756 (4)   15,756 (4)        *                 0        *
Brimberg & Co., L. P.                  157,557 (4)  157,557 (4)        *                 0        *
Pictet Global Sector
 Fund-Biotech                        2,015,956 (6)  160,000 (4)     8.75% (2)    1,855,956 (8) 8.11% (2)
Robert Licho                            10,000 (4)   10,000 (4)        *                 0        *


*    Less than one percent.

**   E. Christopher Palmer is a member of the Company's Board of Directors

(1) Except as otherwise indicated, the number of shares beneficially owned is determined by rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The percentage of beneficial ownership is based on 22,374,210 shares of common stock issued and outstanding on March 12, 2002.

(2) The percentage of beneficial ownership is based on 22,374,210 shares of common stock issued and outstanding on April 15, 2002.

(3) Except as otherwise indicated, the number of shares of common stock includes shares that are issuable upon the exercise of certain warrants in an amount equal to 20% of the total number of shares.

(4)  Represents shares issuable upon the exercise of certain warrants.

(5) Includes 179,716 shares of common stock issuable upon the exercise of certain stock options and 6,000 shares of common stock issuable upon the exercise of certain warrants.

(6) Includes 660,000 shares of common stock issuable upon the exercise of certain warrants.

(7) Includes 179,716 shares of common stock issuable upon the exercise of certain stock options.

(8) Includes 500,000 shares of common stock issuable upon the exercise of certain warrants.

(9) Includes 29,075 shares of common stock issuable upon the exercise of certain warrants.

                              PLAN OF DISTRIBUTION

     BLSI is registering the shares of common stock on behalf of the selling stockholders. The selling stockholders will act independently of BLSI in making decisions with respect to the timing, manner and size of each sale. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by BLSI, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised BLSI that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholders.

     Subject to the restrictions noted above, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions and subject to the restrictions noted above, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

     The selling stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares from time to time under a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as applicable law may require, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus subject to filing any supplement to this prospectus or post-effective amendment to the registration statement required by applicable law.

     The selling stockholders and any broker-dealers that act in connection with the sale of shares are "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders are "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon BLSI being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     . the name of each such selling stockholder and of the participating broker-dealer(s);

     .   the number of shares involved;

     .   the initial price at which such shares were sold;

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     .    other facts material to the transactions.

     We have agreed to indemnify the selling stockholders in certain circumstances against some liabilities, including liabilities that could arise under the Securities Act. The selling stockholders have agreed to indemnify us, our directors and our officers who sign the registration statement against some liabilities, including liabilities that could arise under the Securities Act.

     We have agreed to maintain the effectiveness of this registration statement until the earlier of the sale of all the shares offered by this prospectus or the date that each holder of such shares can sell all of the shares it holds in any three-month period in compliance with Rule 144 promulgated under the Securities Act, but in no event for more than five years following the effectiveness of the registration statement of which this prospectus is a part. No sales may be made pursuant to this prospectus after the expiration date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. The selling stockholders may sell all, some or none of the shares offered by this prospectus.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for BLSI by Ropes & Gray, Boston, Massachusetts.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K, as amended on April 30, 2002, for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     This prospectus, which constitutes a part of a registration statement on Form S-3 (the "registration statement") filed by us with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the registration statement. Reference is hereby made to the registration statement and to the exhibits thereto for further information with respect to us and the securities offered hereby. Copies of the registration statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below or via the Commission's web site described below.

     Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     We are subject to the informational requirements of the Exchange Act, and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Information regarding the operation the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains material regarding issuers that file electronically with the Commission. In addition, our common stock is traded on the Nasdaq National Market and reports and proxy statements concerning us can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company (File No. 0-6533) with the Commission are incorporated herein by reference:

     (a) Annual Report on Form 10-K, as amended on April 30, 2002, for the fiscal year ended December 31, 2001.

     (b)  Quarterly Report on Form 10-Q for the period ended March 31, 2002.

     (c) Our Definitive Proxy Statement dated May 1, 2002 for the Company's 2002 Annual Meeting of Stockholders.

     (d) Current Reports on Form 8-K dated March 11, 2002, as amended on Form 8-K/A dated March 12, 2002.

     (e) The description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such reports or documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Joseph P. Hernon, Executive Vice President and Chief Financial Officer, 137 Newbury Street, 8th Floor, Boston, Massachusetts 02116, telephone number (617)

425-0200. We expect to relocate our offices to 20 Newbury Street, Boston, Massachusetts 02116, by the end of the second quarter of 2002.

--------------------------------------------------------------------------------

         We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date shown on the cover page.



                            Boston Life Sciences, Inc

                               2,367,773 Shares of
                                  Common Stock


                                -----------------
                                   PROSPECTUS
                                -----------------



                                     , 2002

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

         Securities and Exchange Commission filing fee ..........     $   500
         Printing expenses ......................................       2,500
         Legal, accounting and other professional services ......      30,000
         Miscellaneous ..........................................       2,000
                                                                      -------
         Total ..................................................     $35,000
                                                                      =======

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law authorizes us to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. In addition, we have obtained Directors' and Officers' Liability Insurance, which insures its officers and directors against certain liabilities such persons may incur in their capacities as our officers or directors.

     Article 6 of the our certificate of incorporation provides as follows:

             SIXTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Article VI of the our by-laws provides in relevant part as follows:

             SECTION 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalents, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

             SECTION 2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 16.  EXHIBITS

     The following is a list of exhibits filed as part of this registration statement.


 Exhibit
 Number    Description and Method of Filing
 ------    --------------------------------

   4.1     Specimen Common Stock Certificate (1)
   4.2 Form of Common Stock Purchase Warrant received by the Investors to the March 2002 Private Placement (2)
   4.3 Form of Common Stock Purchase Warrant received by Pictet (3); as amended on March 27, 2001 and June 25, 2001 (4)
   4.4     Form of Common Stock Purchase Warrant (6)
   5       Opinion of Ropes & Gray (6)
  10.1 Form of Subscription Agreement by and among the Company and each investor in the private placement (2)
  10.2 Registration Rights Agreement by and among the Company and the Investors named therein (2)
  10.3 Securities Purchase Agreement dated June 1, 2000 between the Pictet and the Company (5)
  10.4 Registration Rights Agreement dated June 1, 2000 between Pictet and the Company (5)
  10.5 Consulting agreement by and among the Company and Alexandros Partners LLC (6)
  23.1 Consent of Ropes & Gray (included in its opinion filed as Exhibit 5 hereto)
  23.2     Consent of PricewaterhouseCoopers LLP (6)
  24 Power of Attorney (included on signature pages to this registration statement)

--------------
(1) Incorporated by reference to Boston Life Sciences, Inc.'s Registration Statement on Form S-3 filed with the Securities and Exchange Commission, Registration No. 33-25955.
(2)      Incorporated by reference to BLSI's Report on Form 8-K dated March 11,
         2002
(3)      Incorporated by reference to BLSI's Report on Form 8-K dated June 1,
         2000
(4) Incorporated by reference to BLSI's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001
(5) Incorporated by reference to BLSI's Registration Statement on Form S-3 (No. 333-44298)
(6)      Filed herewith.

ITEM 17.    UNDERTAKINGS

A.       Rule 415 Offering

         The undersigned registrant hereby undertakes:

            (1) to file, during any period in which offers or sales; are being made, a post- effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be, included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Request for Acceleration of Effective Date

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on May 21, 2002.

                                                   BOSTON LIFE SCIENCES, INC.

                                                   By:   /s/ S. DAVID HILLSON
                                                      --------------------------
                                                         S. David Hillson, Esq.
                                                         Chairman, President and
                                                         Chief Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Boston Life Sciences, Inc., do hereby constitute and appoint each of S. David Hillson and Joseph P. Hernon each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things either of them may deem necessary or advisable to enable Boston Life Sciences, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

         Signature                        Title                                   Date
         ---------                        -----                                   ----
           /s/ S. DAVID HILLSON           Chairman, President, and Chief          May 21, 2002
---------------------------------------   Executive Officer
           S. David Hillson, Esq.         (Principal Executive Officer)



       /s/ MARC E. LANSER                 Director, Executive Vice President      May 21, 2002
---------------------------------------   and Chief Scientific Officer
           Marc E. Lanser, M.D.


           /s/ JOSEPH P. HERNON           Executive Vice President, Chief         May 21, 2002
---------------------------------------   Financial Officer and Secretary
           Joseph P. Hernon, CPA          (Principal Financial and
                                          Accounting Officer)


           /s/ COLIN B. BIER              Director                                May 21, 2002
---------------------------------------
           Colin B. Bier, Ph.D.


       /s/ SCOTT WEISMAN                  Director                                May 21, 2002
---------------------------------------
           Scott Weisman, Esq.


       /s/ ROBERT LANGER                  Director                                May 21, 2002
---------------------------------------
           Robert Langer, Sc.D.

        /s/ IRA W. LIEBERMAN                Director              May 21, 2002
--------------------------------------
         Ira W. Lieberman Ph.D.


      /s/ E. CHRISTOPHER PALMER             Director              May 21, 2002
--------------------------------------
         E. Christopher Palmer, CPA

EXHIBIT INDEX


Exhibit
Number     Description and Method of Filing
------     --------------------------------

   4.1     Specimen Common Stock Certificate (1)
   4.2 Form of Common Stock Purchase Warrant received by the Investors to the March 2002 Private Placement (2)
   4.3 Form of Common Stock Purchase Warrant received by Pictet (3); as amended on March 27, 2001 and June 25, 2001 (4)
   4.4     Form of Common Stock Purchase Warrant (6)
   5       Opinion of Ropes & Gray (6)
  10.1 Form of Subscription Agreement by and among the Company and each investor in the private placement (2)
  10.2 Registration Rights Agreement by and among the Company and the Investors named therein (2)
  10.3 Securities Purchase Agreement dated June 1, 2000 between the Pictet and the Company (5)
  10.4 Registration Rights Agreement dated June 1, 2000 between Pictet and the Company (5)
  10.5 Consulting agreement by and among the Company and Alexandros Partners LLC (6)
  23.1 Consent of Ropes & Gray (included in its opinion filed as Exhibit 5 hereto)
  23.2     Consent of PricewaterhouseCoopers LLP (6)
  25 Power of Attorney (included on signature pages to this registration statement)

--------------
(1) Incorporated by reference to Boston Life Sciences, Inc.'s Registration Statement on Form S-3 filed with the Securities and Exchange Commission, Registration No. 33-25955.
(2)  Incorporated by reference to BLSI's Report on Form 8-K dated March 11, 2002
(3)  Incorporated by reference to BLSI's Report on Form 8-K dated June 1, 2000
(4) Incorporated by reference to BLSI's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001
(5) Incorporated by reference to BLSI's Registration Statement on Form S-3 (No. 333-44298)
(6)  Filed herewith.